ExhIbit 10.8

NBTY, INC.  ASSOCIATE STOCK OWNERSHIP PLAN

(Amended and Restated Effective December 31, 2006)

NBTY, Inc. Associate Stock Ownership Plan
(amended and restated effective December 31, 2006)

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ARTICLE 1

TITLE, HISTORY AND CERTAIN GOVERNING PROVISIONS

This document, entitled the “NBTY, Inc. Associate Stock Ownership Plan” (the “Plan”), is a successor to a portion of the former NBTY, Inc. Retirement Savings and Employees’ Stock Ownership Plan (the “Prior Plan”).  The Prior Plan became effective on January 3, 2005 as a result of the merger of the NBTY, Inc. 401(k) Savings Plan (the “NBTY 401(k) Plan”) and the Rexall Sundown, Inc. 401(k) Employee Savings Plan (the “Rexall 401(k) Plan” and together with the NBTY 401(k) Plan, the “Retirement Savings Plans”) into the NBTY, Inc. Employees’ Stock Ownership Plan (the “Prior ESOP”).  Effective December 31, 2006, 11:59 p.m., the portions of the Prior Plan that related to the Prior ESOP were split-off to form the Plan and the remaining portions of the Prior Plan that related to the Retirement Savings Plans were amended and restated as the NBTY, Inc. 401(k) Savings Plan.  The provisions of this amendment and restatement shall be effective December 31, 2006, 11:59 p.m., except that any provision that specifies a different effective date shall be effective as of the date specified.

The rights and benefits of any Participant (as defined in Article 2) whose employment with all Employers and Affiliates terminates on or after January 1, 2007, and the rights and benefits of any Beneficiary of any such Participant, shall be determined solely by reference to the terms of the Plan as amended and restated herein, as it may be amended from time to time.  The rights and benefits of any Participant whose employment with all Employers and Affiliates terminated before January 1, 2007, and who is not reemployed by an Employer or any Affiliate after such date, and the rights and benefits of any Beneficiary of any such Participant, shall be determined solely by reference to the terms of the Prior Plan or any relevant predecessor plan that was in effect on the date of such Participant’s termination of employment, except as otherwise required by law.

The Plan is designed to invest primarily in qualifying employer securities, and is intended to meet the requirements of a qualified employee stock ownership plan under sections 401(a), 501(a) and 4975(e)(7) of the Code.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings when capitalized:

2.1      Account.  A Participant’s subaccounts described in Section 7.1 and such other subaccounts that may be established from time to time on behalf of such a Participant that are to be credited with contributions made on his or her behalf, adjusted for earnings and losses, and debited by expenses and distributions to, and withdrawals of, the Participant.

2.2      Administrator.  The Company, as the administrator of the Plan.

2.3      Affiliate.  (a) A corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, (c) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes an Employer, a corporation described in clause (a) of this Section 2.3 or a trade or business described in clause (b) of this Section 2.3, or (d) any other entity that is required to be aggregated with an Employer pursuant to U.S. Treasury regulations promulgated under section 414(o) of the Code.

2.4      Allocation Date.  December 31st of each Plan Year.

2.5      Associate.  An individual whose relationship with an Employer is, under common law, that of an employee.

2.6      Beneficiary.  A person entitled under Section 8.4 to receive benefits in the event of the death of a Participant.

2.7      Board.  The board of directors of the Company.

2.8      Code.  The Internal Revenue Code of 1986, as amended.

2.9      Committee.  The Compensation and Stock Option Committee of the Board.

2.10    Company.  NBTY, Inc., a Delaware corporation, and any successor thereto.

2.11    Compensation.  Remuneration paid for services performed by a Participant for an Employer for a Plan Year while the Participant is an Associate that is wages, tips and other compensation reported on such Participant’s Form W-2 for such Plan Year in the box that indicates compensation that is taxable for Federal income tax purposes (but determined without regard to any rules that limit remuneration included in wages based upon the nature or location of the employment), and compensation which is not currently includible in such Participant’s gross income by reason of the application of sections 125 (cafeteria plan), 132(f)(4) (qualified transportation fringe), and 402(e)(3) (salary reduction deferrals to a 401(k) plan) of the Code, reduced by the aggregate of all amounts included on such Form W-2:

(i)        as a result of the grant of stock awards, stock bonuses, restricted stock, stock appreciation rights, phantom stock, stock options, stock units, stock equivalences or similar arrangements;

(ii)       because such amounts are imputed as income as a result of, or are paid in the nature of or in relation to, benefits of the following types:  life insurance, short-term disability (other than salary continuation payments), long-term disability, medical and other welfare benefits;

(iii)      which are separation, severance or supplemental unemployment benefits;

(iv)     which are reimbursements or expense allowances (including moving expenses, housing allowances), and

(v)      that are payments that are nonreoccurring in nature (other than payments designated on the Company’s payroll as “associate of the month”, “associate referral”, “associate suggestion award”, “operator of the month” and “ticket of the month”).

Notwithstanding any provision herein to the contrary, remuneration in excess of $225,000 (for 2007) (or such other amount provided pursuant to section 401(a)(17) of the Code) shall be disregarded.  If a determination period consists of fewer than twelve (12) months, such annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12)

2.12    Disability.  A Participant has a Disability if he or she has been determined under Title II or XVI of the Social Security Act to be disabled.

2.13    Diversification Account.   A Participant’s sub-account described in Section 7.1, adjusted for earnings and losses, and debited by expenses and distributions to the Participant or his or her Beneficiary.

2.14    Diversification Account Funds.  “Diversification Account Funds” has the meaning assigned to that term in Section 6.3.

2.15    Effective Date.  The effective date of this amendment and restatement of the Plan, with respect to any Employer as of December 31, 2006, shall be December 31, 2006, 11:59 p.m., and, with respect to an entity that becomes an Employer on or after January 1, 2007, shall be the date as of which the Plan is adopted by such entity with the approval of the Company.

2.16    Employer.  The Company or any Affiliate that, with the consent of the Company, elects to participate in the Plan in the manner described in Section 12.1.  If an Employer withdraws from participation in the Plan pursuant to Section 12.2 or terminates its participation in the Plan pursuant to Section 15.3, it shall thereupon cease to be an Employer.  An entity shall cease being an Employer as of the date it ceases to be an Affiliate, unless the Company consents to such entity’s continued participation in the Plan.

2.17    ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

2.18    ESOP Account.  A Participant’s sub-account described in Section 7.1, adjusted for earnings and losses, and debited by expenses and distributions to the Participant or his or her Beneficiary.

2.19    ESOP Suspense Account.  The account to which the following are allocated:  (a) shares of NBTY Stock pledged as collateral for a loan pursuant to Section 7.6(e), (b) ESOP Contributions, prior to being allocated to Participants’ ESOP Accounts, and (c) Account balances of each individual whom the Administrator has determined has provided the Company with a social security number or other form of identification that has not been legally issued to such individual by an appropriate government agency and has not thereafter provided a valid, legally issued form of identification sufficient to permit the Company to report such individual’s income to all appropriate government agencies.

2.20    Fiscal Year.  The twelve-month period ending September 30.

2.21    Highly Compensated Employee.  For any Plan Year, any Associate who (i) is a 5%-owner (as determined under section 416(i)(1) of the Code) at any time during such Plan Year or the immediately preceding Plan Year or (ii) for the immediately preceding Plan Year, was paid compensation in excess of $100,000 (for 2007) (as adjusted in accordance with section 414(q)(1)(B) of the Code) from an Employer or Affiliate and was a member of the “top-paid group” (as defined in section 414(q)(3) of the Code).

2.22    Hour of Service.  (1)  Each hour for which an Associate is directly or indirectly compensated or entitled to compensation by an Employer for the performance of duties during the applicable computation period; (2) each hour for which an Associate is directly or indirectly compensated or entitled to compensation by an Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, incapacity (including disability), jury duty, lay-off, military duty or leave of absence) during the applicable computation period (calculated and credited pursuant to Department of Labor regulation § 2530.200b-2(b) and (c) which is incorporated herein by reference); (3) each hour for which back pay is awarded or agreed to by an Employer without regard to mitigation of damages (credited to the Associate for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made).  The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).

Notwithstanding (2) above, (i) no more than 501 Hours of Service are required to be credited to an Associate on account of any single continuous period during which the Associate performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Associate is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Associate if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Associate for medical or medically related expenses incurred by the Associate.

Individuals who were employees of Wyeth performing services solely in its Solgar Vitamin and Herb operating unit at the Wyeth Effective Time shall be credited with Hours of Service under the Plan for their hours of service with Wyeth and its affiliates, and individuals who were employees of Wyeth at such Wyeth Effective Time but who were on an approved leave of absence from the Solgar Vitamin and Herb operating unit shall be credited with Hours of Service under the Plan for their hours of service with Wyeth and its affiliates.  Associates who (a) were employees of Wyeth performing services in its Solgar Vitamin and Herb operating unit prior to such Wyeth Effective Time, (b) were hired by an Employer after such Wyeth Effective Time but on or before December 31, 2006, and (c) the Company determines have exceptional institutional knowledge of the Solgar Vitamin and Herb operating unit such that their prior employment with Wyeth will prove valuable to the Company, shall be credited with Hours of Service under the Plan for their hours of service with Wyeth and its affiliates.

2.23    Ineligible Individual.  Notwithstanding any provision of the Plan to the contrary, an individual who renders services for an Employer shall not be a Participant if (i) the terms of his or her employment are subject to a collective bargaining agreement which does not provide for the participation of such individual in the Plan; (ii) the individual renders services pursuant to an agreement or arrangement (written or oral) (a) that such services are to be rendered as an independent contractor; (b) with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not an Employer or Affiliate; or (c) that contains a waiver of participation in the Plan; or (iii) he or she is not treated as an employee of an Employer on an Employer’s payroll records (notwithstanding any determination by a court or administrative agency that such individual is an employee).  Furthermore, if it comes to the Administrator’s attention that any individual has provided an Employer with a social security number or other form of identification which has not been legally issued to such individual by an appropriate government agency, such individual shall then be considered an Ineligible Individual until such time as the individual provides the Employer with a valid, legally issued form of identification sufficient to permit the Company to report such individual’s income to all appropriate government agencies.

2.24    NBTY Stock.  Shares of common capital stock of NBTY, Inc. which constitute “employer securities” within the meaning of section 4975(e)(8) of the Code.

2.25    1-Year Break in Service.  The applicable computation period during which an Associate or former Associate has not completed more than 500 Hours of Service.  Solely for the purpose of determining whether an Associate or former Associate has incurred a 1-Year Break in Service, Hours of Service shall be recognized for any “authorized leave of absence” and any “maternity or paternity leave of absence.”  For this purpose, Hours of Service shall be credited for the computation period in which the absence from work begins, only if credit therefore is necessary to prevent the Associate from incurring a 1-Year Break in Service, and, in any other case, in the immediately following computation period.  The Hours of Service credited for a “maternity or paternity leave of absence” shall be those which would normally have been credited but for such absence, or, in any case in which the Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day.  The total Hours of Service required to be credited for a “maternity or paternity leave of absence” shall not exceed the number of Hours of Service needed to prevent the Associate from incurring a 1-Year Break in Service.

“Authorized leave of absence” means an unpaid, temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, Qualified Military Service, or any other reason.

A “maternity or paternity leave of absence” means an absence from work for any period by reason of the Associate’s pregnancy, birth of the Associate’s child, placement of a child with the Associate in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement.

2.26    Participant.  An Associate who has satisfied the requirements of Section 3.1.  An individual shall cease to be a Participant upon the complete distribution of his or her vested Account.

2.27    Plan.  The NBTY, Inc. Associate Stock Ownership Plan herein set forth, as the same may from time to time be amended.

2.28    Plan Year.  The calendar year.

2.29    Qualified Military Service.  An individual’s “service in the uniformed services” (as defined in 38 U.S.C. § 4303) or any other service deemed to be “service in the uniformed services” for purposes of Chapter 43 of Title 38 of the United States Code if such individual is entitled to reemployment rights under or pursuant to USERRA with respect to such service.

2.30    Qualified Participant.  A Participant who has attained age fifty-five (55) and completed ten (10) years of participation as a Participant.

2.31    Recordkeeper.  Fidelity Investments Institutional Operations Company, Inc.

2.32    Top-Heavy Plan Account.  The subaccount established pursuant to Section 7.1 to which any contributions made for the benefit of a Participant pursuant to Section 14.3, and earnings and losses thereon, are credited.

2.33    Trust.  The trust described in Section 6.1 and established pursuant to an agreement between the Company and the Trustee.

2.34    Trust Fund.  All money and property of every kind of the Trust held by the Trustee pursuant to the terms of the agreement governing the Trust and attributable to the Plan.

2.35    Trustee.  The person or entity appointed by the Company and serving as trustee of the Trust or, if there is more than one such trustee acting at a particular time, all of such trustees collectively.

2.36    USERRA.  The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

2.37    Valuation Date.  Each day on which the New York Stock Exchange is open for trading.

2.38    Wyeth Effective Time.  The “Effective Time” as defined in the Purchase Agreement by and between Wyeth and NBTY, Inc. dated as of June 6, 2005.

2.39    Year of Service.  The computation period of twelve (12) consecutive months, herein set forth, and during which an Associate has completed at least 1,000 Hours of Service.

For purposes of eligibility for participation in the Plan, the initial computation period shall begin with the date on which an Associate first performs an Hour of Service.  The initial computation period beginning after a 1-Year Break in Service shall be measured from the date on which an Associate again performs an Hour of Service.  The computation period after the initial computation period shall shift to the current Plan Year which includes the six-month anniversary of the date on which an Associate first performed an Hour of Service, and subsequent computation periods for vesting purposes shall be the Plan Year.

For vesting purposes, and all other purposes not specifically addressed in the above paragraph, the computation period shall be the Plan Year.

An Associate shall be credited for service with Nutrition Headquarters, Inc. and Nutro Laboratories, Inc.

For an Eligible Associate, years of service with Wyeth as reflected on the records of the Wyeth Savings Plan – United States on the Wyeth Effective Time will be recognized as Years of Service hereunder for eligibility and vesting purposes.

For vesting purposes, each Associate who was performing services for Zila Nutraceuticals, Inc. as of October 2, 2006 will be credited with one Year of Service for the Plan Year ending December 31, 2006.

ARTICLE 3

PARTICIPATION

Section 3.1.  Eligibility.    Each Associate who was an “ESOP Participant” in the NBTY, Inc. Retirement Savings and Employees’ Stock Ownership Plan (as “ESOP Participant” was defined therein) immediately before January 1, 2007, shall be a Participant in the Plan on January 1, 2007.  Each other Associate shall become a Participant as of the January 1st or July 1st coincident with or next following the date he or she has completed a Year of Service, provided that the Associate is not an Ineligible Individual and provided further (i) that with respect to an Associate hired before January 1, 2007, the Associate has attained age 20 ½ and (ii) that with respect to an Associate hired after January 1, 2007, the Associated has attained age 21.    An Associate shall be credited for service with Rexall Sundown, Inc. or any subsidiary thereof, but only for purposes of determining eligibility to participate in the Plan.

Section 3.2.  Transfers to Affiliates.  If the employment of a Participant is transferred from an Employer to an Affiliate that is not an Employer, the employment transfer shall not cause such Participant’s participation in the Plan to terminate, and he or she shall continue to participate in the Plan until an event occurs which would entitle such Participant to a complete distribution of his or her Account balance had he or she continued to be employed by an Employer until the occurrence of such event.  Notwithstanding the foregoing, a Participant shall not receive ESOP Contributions during any period of employment by an Affiliate that is not an Employer, and periods of employment by an Affiliate that is not an Employer shall be taken into account only to the extent set forth in Section 10.2.

ARTICLE 4

CONTRIBUTIONS

Section 4.1.  ESOP Contributions.  For each Plan Year, the Company will contribute (an “ESOP Contribution”) on behalf of the Employers in cash or NBTY Stock the amounts, if any, that the Committee, in its sole discretion, may authorize and direct to be contributed.  ESOP Contributions will be allocated to Participants’ ESOP Accounts.  ESOP Contributions will be allocated to Participants who have completed at least 1,000 Hours of Service during the Plan Year for which such ESOP Contribution is made and who are employed on the last day of such Plan Year.  For each ESOP Contribution, an allocation will be made to each Participant’s ESOP Account in the ratio that the Participant’s Compensation for such Plan Year bears to the Compensation for such Plan Year of all Participants.

Section 4.2.  Payment.  The total contributions made pursuant to Article 4 for a Plan Year shall be made in one or more installments, not later than the due date (including extensions thereof) for filing the Federal income tax return of the Company for its Fiscal Year ending immediately after the end of such Plan Year for which the ESOP Contributions are made.  Any ESOP Contribution made in cash shall, in the sole discretion of the Company, be (i) used to purchase available NBTY Stock or (ii) allocated to Participant’s ESOP Account; provided, however, that to the extent required, any cash contributions shall be used to repay any portion of a loan incurred as permitted under Article 9.

If any portion of an ESOP Contribution is made in shares of NBTY Stock, such NBTY Stock shall be valued at the closing price of NBTY Stock on the day of such ESOP Contribution.  If at any time NBTY Stock is not readily tradable on an established securities market, then any valuation required under this Section 4.2 will be conducted by an independent appraiser (as defined in section 401(a)(28) of the Code).

Section 4.3.  Contributions by Participants.  No Participant is permitted to make any contributions to his or her Account.

Section 4.4.  Maximum Contributions.  The aggregate amount of ESOP Contributions for any Plan Year shall not exceed twenty-five percent (25%) of the aggregate compensation (as defined in section 415(c)(3) of the Code) of all Participants during such Plan Year, except as provided in this Section 4.4.  For any Plan Year with respect to which ESOP Contributions are applied to repay any portion of a loan incurred pursuant to Article 9, the total amount of ESOP Contributions used to repay principal on all such loans shall not exceed twenty-five percent (25%) of such aggregate Participant compensation for such Plan Year.  The Company may contribute any amount in excess of this maximum amount for the Plan Year, without limitation, for the purpose of paying interest on such loans.  Furthermore, the contributions made pursuant to this Article, when combined with all contributions to tax-qualified plans of the Employers, shall not exceed the maximum allowable deductions permitted under section 404 of the Code.

Section 4.5.  Limitation on Annual Additions.  Notwithstanding anything contained herein to the contrary, allocation of ESOP Contributions for any Plan Year shall be subject to the limitations set forth in Section 5.1.

ARTICLE 5

LIMITATIONS ON CONTRIBUTIONS

Section 5.1.  Maximum Annual Additions under Section 415 of the Code.  Notwithstanding any other provision of the Plan, the amounts allocated to the Account of each Participant for any Plan Year shall be limited so that the aggregate annual additions for such year to such a Participant’s Account and to the Participant’s accounts in all other defined contribution plans (including the NBTY, Inc. 401(k) Savings Plan) maintained by any Employer or Affiliate shall not exceed the lesser of:

(a)  $45,000 (for 2007) (as adjusted pursuant to section 415(d) of the Code), and

(b)  100% of his or her compensation for such Plan Year (or such other percentage of compensation set forth in section 415(c) of the Code).

If the annual additions to a Participant’s Account exceed the limitations set forth above for any Plan Year (i) as a result of a reasonable error in estimating his or her annual compensation, (ii) as a result of a reasonable error in determining the amount of elective deferrals made to the NBTY, Inc. 401(k) Savings Plan on his or her behalf that may be made by a participant in such plan under section 415 of the Code or (iii) under other facts and circumstances as determined by the Commissioner of Internal Revenue, then the amounts to be allocated to such Participant’s Account for such year shall be reduced pro rata to the extent of the excess remaining, if any, after the reduction of all “pre-tax contributions” and “matching contributions” made on the Participant’s behalf to the NBTY, Inc. 401(k) Savings Plan.  Any ESOP Contributions so reduced, plus earnings thereon, shall be held in a segregated suspense account and shall be treated in the next Plan Year as ESOP Contributions thereby reducing amounts actually contributed by the Employers for such year.  Upon termination of the Plan, any balance in such suspense account shall be returned to each Employer in the amount determined by the Administrator, but only if the allocation upon Plan termination of such amount to Participants would cause all Participants to receive annual additions in excess of the limitations of section 415 of the Code.

The “annual additions” for a Plan Year to a Participant’s Account and to his or her accounts in any other defined contribution plan of an Employer or Affiliate is the sum for such Plan Year of:

(a)  the amount of employer contributions (including elective deferrals) allocated to his or her accounts, excluding, however, any elective deferrals that are catch-up contributions or that are made under section 414(v) of the Code,

(b)  the amount of forfeitures allocated to his or her accounts,

(c)  the amount allocated to any individual medical benefit account (as defined in section 415(l) of the Code) maintained on his or her behalf, and

(d)  the amount of any of his or her contributions, excluding any rollover contributions, to any such plan.

For purposes of this Section, the term “compensation” shall have the meaning set forth in U.S. Treasury Regulation § 1.415-2(d)(10) except that in the case of an Associate whose employment is transferred from an Employer to an Affiliate that is not an Employer, such term shall exclude any compensation received by such Associate from such Affiliate, and the term “defined contribution plan” shall have the meaning set forth in section 415(k)(1) of the Code.

Section 5.2.  Other Limitations on Employer Contributions.  The contributions of the Employers for a Plan Year shall not exceed the maximum amount for which a deduction is allowable to such Employers for Federal income tax purposes for the fiscal year of such Employers that ends with such Plan Year.

Any contribution made by an Employer by reason of a good faith mistake of fact, or the portion of any contribution made by an Employer that exceeds the maximum amount for which a deduction is allowable to such Employer for Federal income tax purposes by reason of a good faith mistake in determining the maximum allowable deduction, shall upon the request of such Employer be returned by the Trustee to an Employer.  An Employer’s request and the return of any such contribution must be made within one year after such contribution was mistakenly made or after the deduction of such excess portion of such contribution was disallowed, as the case may be.  The amount to be returned to an Employer pursuant to this paragraph shall be the excess of (i) the amount contributed over (ii) the amount that would have been contributed had there not been a mistake of fact or a mistake in determining the maximum allowable deduction.  Earnings attributable to the mistaken contribution shall not be returned to an Employer, but losses attributable thereto shall reduce the amount to be so returned.  If the return to an Employer of the amount attributable to the mistaken contribution would cause the balance of any Participant’s Account as of the date such amount is to be returned (determined as if such date coincided with the close of a Plan Year) to be reduced to less than what would have been the balance of such Account as of such date had the mistaken amount not been contributed, the amount to be returned to an Employer shall be limited so as to avoid such reduction.

ARTICLE 6

TRUST AND INVESTMENTS

Section 6.1.  Trust.  A Trust has been established by the execution of a trust agreement between the Company (acting on behalf of the Employers) and the Trustee.  All contributions under the Plan shall be paid to the Trustee.  The Trustee shall hold all monies and other property received by it and invest and reinvest the same, together with the income therefrom, on behalf of the Participants collectively in accordance with (a) the provisions of the trust agreement; (b) with respect to ESOP Accounts, primarily in qualifying employer securities; and (c) with respect to Diversification Accounts, the investment elections of the Participants.  The Trustee shall make distributions from the Trust Fund at such time or times to such person or persons and in such amounts as the Administrator or the Recordkeeper directs in accordance with the Plan.

Section 6.2.  Investment in Qualifying Employer Securities.  The Plan will invest primarily in qualifying employer securities, except as permitted pursuant to Section 6.3 and 7.3.

Section 6.3.  Diversification Account Funds.  The Company shall cause the Trustee to establish, operate and maintain investment funds (“Diversification Account Funds”) exclusively for the collective investment and reinvestment pursuant to Participants’ directions described in Section 7.3 of amounts held in Participants’ Diversification Accounts.   The Diversification Account Funds shall be identical to the investment funds available under the NBTY, Inc. 401(k) Savings Plan from time to time.  The Administrator and the Recordkeeper will establish procedures setting forth how often changes between investments may be made and any other limitations and provisions that they may impose on a Participant’s right to direct investments.

Section 6.4.  Valuation of Funds and Plan Accounts.  The Trustee’s determination of market value pursuant to this Section 6.4 shall be binding and conclusive upon all parties.

(a)  Diversification Account Funds.  The value of each Diversification Account Fund as of any Valuation Date shall be the market value of all assets (including any uninvested cash) held by the fund on such Valuation Date as determined by the Trustee, reduced by the amount of any accrued liabilities of the fund on such Valuation Date.

(b)  NBTY Stock.  The value of NBTY Stock as of any Valuation Date shall be the market value of NBTY Stock held by the fund on such Valuation Date as determined by the Trustee.

(c)  Participants’ Accounts.  The value of a Participant’s Account as of any Valuation Date shall be the sum of the values on such Valuation Date of his or her investment subaccounts in each of the accounts listed in Section 7.1.

Section 6.5.  Trust Fund to Be Applied Exclusively for Participants and their Beneficiaries, Etc.  Subject only to the provisions of Article 5 and Sections 13.1 and 13.2(b) and (c), and any other provision of the Plan to the contrary notwithstanding, no part of the Trust Fund shall be used for or diverted to any purpose other than for the exclusive benefit of the Participants and their Beneficiaries.

ARTICLE 7

PARTICIPANT ACCOUNTS,
INVESTMENT ELECTIONS, ETC.

Section 7.1.  Participant Accounts.  The Administrator shall establish and maintain, or cause to be established and maintained, a separate Account for each Participant.  Each Account shall consist of the following subaccounts:

(i)            an ESOP Account to which shall be credited such ESOP Contributions and earnings and losses thereon; and

(ii)           if a Participant has elected to diversify, pursuant to Section 7.3, a portion of his or her ESOP Account and, if any, his or her Top-Heavy Plan Account, a Diversification Account to which shall be credited the portion of such Participant’s ESOP Account or Top-Heavy Plan Account (or both) that he or she elected to diversify and earnings and losses thereon; and

(iii)          if contributions have been made for the benefit of a Participant when the Plan was a top-heavy plan within the meaning of Section 14.1, a Top-Heavy Plan Account to which shall be credited such contributions and earnings and losses thereon.

Unless the context otherwise requires, a Participant’s “Account” or “Account balance” shall mean the aggregate value of all separate accounts and subaccounts maintained on his or her behalf pursuant to the Plan and Trust agreement.

Section 7.2.  ESOP Account.

(a)  A Participant’s ESOP Account shall be comprised of NBTY Stock and other assets attributable to ESOP Contributions and forfeitures by other Participants.

(b)  NBTY Stock.  Each Participant’s ESOP Account shall be credited as of each Allocation Date with a number of shares of NBTY Stock determined solely by the Company.  As soon as reasonably practicable after such crediting to the ESOP Accounts occurs, each Participant shall be notified of the new balance of his or her ESOP Account.

(c)  Assets other than NBTY Stock.  The Trustee shall determine the market value of the non-NBTY Stock assets of a Participant’s ESOP Account as of each Allocation Date, adjusting such value to reflect income, realized and unrealized profits, and losses and expenses attributable to such accounts.  The adjustments so made shall be allocated to each ESOP Account based upon its balance as of the beginning of the relevant Plan Year in relationship to the aggregate balances of all ESOP Accounts as of the beginning of such Plan Year.

Section 7.3.  Diversification Account. (a)    Diversification.  Any election under this Section 7.3(a) made by a Participant to diversify a portion of his or her ESOP Account or, if any, his or her Top-Heavy Account shall result in a transfer of the applicable portion of such accounts to the Participant’s Diversification Account established pursuant to Section 7.1(ii).

(i)            For Plan Years ending on or before December 31, 2002, and for diversification elections effectuated before January 1, 2004, each Participant who has attained age fifty-five (55) and completed ten (10) years of participation as a Participant shall have the right to make an election to direct the Trustee regarding the investment of his or her ESOP Account (or Top-Heavy Account, if any).  In each of the first five (5) Plan Years following the Plan Year in which a Participant attained age fifty-five (55) and completed ten (10) years of participation as a Participant, such a Participant may elect within ninety (90) days after the close of each such Plan Year in the qualified election period (as defined in section 401(a)(28) of the Code) to diversify twenty-five percent (25%) of his or her ESOP Account (or Top-Heavy Account, if any) less any amount to which a prior election applies.  In the sixth (6th) year, such a Participant may elect within ninety (90) days after the close of each Plan Year in the qualified election period (as defined in section 401(a)(28) of the Code) to diversify fifty percent (50%) of his or her ESOP Account (or Top-Heavy Account, if any) less any amount to which a prior election applies.

(ii)           For Plan years beginning on or after January 1, 2003, and for diversification elections effectuated on or after January 1, 2004 but before January 1, 2005, each Participant who has attained age fifty-five (55) and has completed ten (10) years of participation as a Participant shall have the right to make an election to direct the Trustee as to the investment of his or her ESOP Account (or Top-Heavy Account, if any) as follows.  In each of the first five (5) Plan Years following the Plan Year in which a Participant attained age fifty-five (55) and completed ten (10) years of participation as a Participant, such a Participant may elect within ninety (90) days after the close of each Plan Year in the qualified election period (as defined in section 401(a)(28) of the Code) to diversify twenty-five percent (25%) of his or her ESOP Account (or Top-Heavy Account, if any) less any amount to which a prior election applies.  In the sixth (6th) year, such a Participant may elect within ninety (90) days after the close of each Plan Year in the qualified election period (as defined in section 401(a)(28) of the Code) to diversify fifty percent (50%) of his or her ESOP Account (or Top-Heavy Account, if any) less any amount to which a prior election applies.

(iii)          For Plan Years beginning on or after January 1, 2005 with respect to which diversification elections are made, each Qualified Participant shall have the right to make an election to direct the Plan as to the investment of his or her ESOP Account (or Top-Heavy Account, if any) as follows.  In each of the first five (5) Plan Years following the Plan Year in which a Participant became a Qualified Participant, such Qualified Participant may elect to direct the investment of twenty-five percent (25%) of the value of his or her ESOP Account (or Top-Heavy Account, if any) (any amount transferred to his or her Diversification Account or diversified pursuant to a predecessor plan shall be taken into account in determining whether the Participant has directed the investment of twenty-five percent (25%) of the value of his or her ESOP Account (or Top-Heavy Account, if any)) within ninety (90) days after the last day of each Plan Year during a Qualified Participant’s qualified election period (as defined in section 401(a)(28) of the Code).  Within 90 days after the close of the last Plan Year in a Qualified Participant’s qualified election period, he or she may direct the investment in fifty percent (50%) of the value of his or her ESOP Account (or Top-Heavy Account, if any) (any amount transferred to his or her Diversification Account or diversified pursuant to a predecessor plan shall be taken into account in determining whether the Participant has directed the investment of fifty percent (50%) of the value of his or her ESOP Account(or Top-Heavy Account, if any)).  A Qualified Participant’s direction shall be provided to the Recordkeeper in a manner determined by the Recordkeeper and shall become effective within 180 days after the close of the Plan Year to which the direction applies.

(iv)          A Participant who was entitled to diversify a portion of his or her ESOP Account (or Top-Heavy Account, if any) during his or her sixth qualified election period and who did not do so because of administrative reasons, as determined in the Administrator’s sole discretion, shall be permitted to direct the investment of a maximum of fifty percent (50%) of the value of his or her ESOP Account (taking into account any amount previously transferred to his or her Diversification Account or diversified pursuant to a predecessor plan) within the time period determined by the Administrator.

(b)  Investment Election.

(i)            Initial Election.  Each Participant for which a Diversification Account has been established shall make, in the manner prescribed by the Administrator or Recordkeeper, an investment election that shall apply to the investment of such Participant’s Diversification Account and any earnings thereon, subject to such limitations set forth herein or imposed by the Administrator or Recordkeeper from time to time.  Such election shall specify that such Diversification Account be invested either (1) wholly in one of the Diversification Account Funds, or (2) divided among two or more of such Diversification Account Funds in increments of 1% (or such larger percentage established by the Administrator or Recordkeeper from time to time).  During any period in which no direction as to the investment of a Participant’s Diversification Account is on file with the Recordkeeper, the assets attributable to such Diversification Account shall be invested in a fund selected by the Administrator from time to time.

(ii)           Change of Election.  A Participant may change his or her investment election as of any Valuation Date, subject to such limitations as the Administrator or Recordkeeper from time to time may impose (including restrictions on investment election changes that apply solely to a particular Diversification Account Fund).  A Participant’s investment election change shall be limited to the Diversification Account Funds then maintained by the Trustee.  A change in investment election made pursuant to this Section shall apply, as directed by a Participant, to such Participant’s Diversification Account or to future amounts allocated to his or her Diversification Account.  Any such change shall specify that such Diversification Account or future allocations be invested either (i) wholly in one of Diversification Account Funds or (ii) divided among two or more of such Diversification Account Funds in increments of 1% (or such larger percentage established by the Administrator from time to time) or, solely with respect to a Participant’s existing Diversification Account, in fixed dollar amounts.  A Participant’s change of investment election must be made in the manner prescribed by the Administrator or Recordkeeper.  The Administrator or Recordkeeper shall prescribe rules regarding the time by which such an election must be made in order to be effective for a particular Valuation Date.

(c)  Section 404(c) of ERISA.  The Diversification Account is intended to meet the requirements of section 404(c) of ERISA and the U.S. Department of Labor regulations promulgated thereunder, and the applicable provisions of the Plan shall be construed and interpreted to meet such requirements.

Section 7.4.  Short-Term Investments.  Notwithstanding any election of any Participant, the Trustee shall have the right to hold invested in a short-term investment fund any amounts intended for investment or reinvestment until such time as investment or reinvestment may be made in accordance with the Plan and Trust.

Section 7.5.  Allocation of Contributions.  Any contribution made when the Plan is a top-heavy plan within the meaning of Section 14.1 shall be allocated to the Top-Heavy Account of the Participant for whom such contribution is made as soon as practicable after the Valuation Date coinciding with or next following the date on which such contribution is delivered to the Trustee and shall be credited to such Participant’s Account as of such Valuation Date.

Section 7.6.  ESOP Allocations.

(a)  Allocation of Employer Contributions and Forfeitures.  As of each Allocation Date, the total number of shares and fractional shares of NBTY Stock contributed to the Trust Fund, purchased by the Trustee with cash contributions made by the Company on behalf of the Employers, or released from the ESOP Suspense Account during the Plan Year shall be computed and allocated along with any applicable forfeitures.  The allocation of NBTY Stock shall be made according to Section 4.1.

(b)  Allocation of Cash Dividends.  Cash dividends on NBTY Stock allocated to a Participant’s ESOP Account shall be paid to such Participant’s ESOP Account and reinvested in NBTY Stock.  Cash dividends on unallocated shares of NBTY Stock shall be allocated in accordance with the provisions of Section 7.6(c).

(c)  Allocation of Earnings and Losses.  As of each Allocation Date, the Trustee shall determine the fair market value of the assets relating to ESOP Accounts.  The Trustee shall allocate to the accounts of the Participants the net earnings and gains or losses related to ESOP Accounts since the immediately preceding Allocation Date.  Dividends shall be allocated based on relative beginning ESOP Account balances less any distributions actually paid.  Interest and other earnings shall be allocated based upon the ratio of each Participant’s ESOP Account balance as of the time immediately preceding the Allocation Date less distributions actually paid to the aggregate balance of all Participant’s ESOP Accounts.  Other adjustments may be made to ESOP Accounts as may be necessary and appropriate in order to achieve an equitable allocation of the net earnings and gains or losses as long as such allocation is performed in a uniform and non-discriminatory manner.

(d)  Allocation of NBTY Stock.  Any provision hereof to the contrary notwithstanding, at any time that NBTY Stock and assets other than NBTY Stock are to be allocated to the ESOP Accounts of Participants and former Associates, then, to the greatest extent possible without resulting in discrimination in favor of Highly Compensated Employees, NBTY Stock shall be allocated to the accounts of Participants and assets other than NBTY Stock shall be allocated to the Accounts of former Associates.

(e)  Interim Allocations.  NBTY Stock acquired by the Trustee with the proceeds of a loan shall be credited to the ESOP Suspense Account.  As of each Allocation Date, the balance in the ESOP Suspense Account shall be allocated to the ESOP Accounts in the manner described in Section 7.6(a).

Section 7.7.  Voting and Exercising Other Securities Rights With Respect to NBTY Stock.

(a)  Each Participant and each former Participant who has an ESOP Account shall be entitled to direct the Trustee as to the manner in which NBTY Stock credited to such ESOP Account is to be voted and as to the manner in which other shareholder rights with respect to such NBTY Stock are to be exercised.  The following guidelines shall apply with regard to the voting rights of Participants and former Participants with respect to the NBTY Stock credit to their ESOP Accounts:

(i)            The Trustee shall notify Participants and former Participants of each occasion for the exercise of voting rights within a reasonable period (not less than thirty (30) days, unless such period is impossible or impractical) before such rights are to be exercised.

(ii)           The Trustee shall take whatever steps are reasonably necessary to allow each Participant to exercise rights other than voting rights of NBTY Stock represented by the Participant’s or former Participant’s ESOP Account.

(iii)          The number of shares to which each Participant and former Participant is entitled to vote shall have the right to direct the exercise of the rights thereof shall be determined for any record date by the number of shares allocated to his or her ESOP Account on the last Allocation Date.

(iv)          The Trustee shall vote fractional shares by combining directions on voting of such fractional shares to the extent possible.

(v)           The Trustee shall vote any shares in the ESOP Suspense Account in the same proportion and in the same manner as the shares in Participants’ and former Participant’s ESOP Accounts are voted by the Participants.

(b)  The Trustee shall make no recommendation regarding the manner of exercising any rights under this Section 7.7, including whether such rights should be exercised

Section 7.8.  Allocation of Forfeitures.  With respect to any Participant who terminates employment and who is not vested in his or her ESOP Account pursuant to Section 8.1(c), a distribution shall be deemed to have occurred as of the Participant’s termination of employment.    The forfeitures of Participants who terminate employment during a calendar year shall be allocated to the ESOP Accounts of the Participants employed by an Employer on the last day of such year.  Forfeitures shall be added to the contribution made pursuant to Article 4 for purposes of allocation to ESOP Accounts.

Section 7.9.  Correction of Error.  If it comes to the attention of the Administrator that an error has been made in any of the allocations prescribed by this Article 7, appropriate adjustment shall be made to the accounts of all Participants and Beneficiaries that are affected by such error, except that no adjustment need be made with respect to any Participant or Beneficiary whose account has been distributed in full prior to the discovery of such error.

Section 7.10.  Transfers from Other Plans.  The Trustee of the Plan shall not permit any amounts to be transferred to the Plan from any other plan.

ARTICLE 8

WITHDRAWALS AND DISTRIBUTIONS

Section 8.1.  Distribution of Account.   (a)    No Withdrawals or Loans.  A Participant shall not be permitted to withdraw any portion of his or her Account while he or she remains in employment with an Employer or Affiliate or to take a loan on his or her Account at any time.

(b)  Termination of Employment Under Circumstances Entitling Participant to Full Distribution of Account.  If a Participant’s employment with all Employers and Affiliates terminates under any of the following circumstances, then the Participant or his or her designated beneficiary, as the case may be, shall be vested in and entitled to receive one hundred percent (100%) of the entire amount then in the Participant’s Account:

(i)            the Participant’s death;

(ii)           the Participant’s Disability;

(iii)          on or after the date the Participant attains age 65; or

(iv)          on or after the date the Participant has completed three Years of Service.

For purposes of Section 8.1(b)(iv), a Participant will be deemed to have completed three Years of Service after he or she completes two Years of Service and then completes 1,000 Hours of Service before any break in service that would result in the Participant not being credited for the two Years of Service.

In the event of the sale or disposition of a business or a sale of substantially all of the assets of a trade or business, a Participant affected by such sale may be entitled to the entire balance of his or her Account, irrespective of the Participant’s Years of Service, if expressly provided in the documents effecting the transaction or otherwise authorized by the Company.

(c)  Other Termination of Employment.  If a Participant terminates employment with his or her Employer and is not vested in his or her Account, then such Participant shall be deemed to have received a distribution of his or her Account and the balance of the Account shall be forfeited.  If such former Participant is reemployed prior to incurring five consecutive 1-Year Breaks in Service, then any forfeiture shall be reinstated.

(d)  Time of Distribution.  The distribution of an Account shall commence no later than one year after the close of the Plan Year in which the Participant terminates employment with his or her Employer due to death, Disability or after the attainment of age 65 and no later than five years after the close of the Plan Year in which a Participant terminates employment for any other reason; provided, however, that:

(i)            if a Participant dies before the commencement of distribution of his or her Account, distributions paid or commencing after the Participant’s death shall be completed no later than December 31 of the calendar year which contains the fifth anniversary of the Participant’s death, except that (1) if the Participant’s Beneficiary is the Participant’s spouse, distribution may be deferred until December 31 of the calendar year in which the Participant would have attained age 70½ and (2) if the Participant’s Beneficiary is a person other than the Participant’s spouse and distributions commence on or before December 31 of the calendar year immediately following the calendar year in which the Participant died, such distributions may be made over a period not longer than the life expectancy of such Beneficiary;

(ii)           if at the time of a Participant’s death, distribution of his or her Account has commenced, the remaining portion of the Participant’s Account shall be paid at least as rapidly as under the method of distribution being used prior to the Participant’s death, as determined pursuant to U.S. Treasury Regulation § 1.401(a)(9)-2;

(iii)          unless a Participant files a written election to defer distribution, distribution shall be made to a Participant by payment in a single lump sum payment no later than 60 days after the end of the Plan Year which contains the latest of (i) the date of the Participant’s termination of employment, (ii) the tenth anniversary of the date the Participant commenced participation in the Plan and (iii) the Participant’s 65th birthday; provided, however, that if the Participant does not elect a distribution prior to the latest to occur of the events listed above, the Participant shall be deemed to have elected to defer such distribution until a date no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70½; and

(v)           with respect to a Participant who continues in employment after attaining age 70½, distribution of the Participant’s vested Account shall commence no later than the Participant’s required beginning date.  For purposes of this paragraph, the term “required beginning date” shall mean (A) with respect to a Participant who is a 5%-owner (within the meaning of section 416(i) of the Code), April 1 of the calendar year following the calendar year in which the Participant attains age 70½ and (B) with respect to any other Participant, April 1 of the calendar year following the calendar year in which the Participant terminates employment with all Employers and Affiliates.  Distributions made under this paragraph shall be made in accordance with Section 9.3(c).  A Participant is treated as a 5%-owner for purposes of this Section if such Participant is a 5%-owner as defined in section 416(i) of the Code (determined in accordance with section 416 of the Code but without regard to whether the Plan is a top-heavy plan) at any time during the Plan Year in which such owner attains age 66½ or any subsequent year.  Once distributions have begun to a 5%-owner under this Section, they must continue to be distributed, even if he or she ceases to be a 5%-owner.

(e)  Form and Method of Distribution.  Any distribution from an Account to which a Participant (or in the event of the Participant’s death, his or her Beneficiary) becomes entitled shall be made in the form of a lump sum in cash or in shares of NBTY Stock (or, with respect to assets other than NBTY Stock, in cash) or in the form of cash in annual installments over a period not to exceed 15 years.  A Participant (or Beneficiary) may change his or her election with respect to the form of distribution at any time before benefits commence.  NBTY Stock shall be valued for distribution purposes at the closing price of NBTY Stock on an established securities market on the day immediately preceding the day on which NBTY Stock was last traded.

(f)  Order of Distribution.  Any distribution shall be charged against a Participant’s subaccounts in the order determined by the Administrator or Recordkeeper.

(g)  Put Option.  If, and only if, NBTY Stock is not readily tradable on an established market, then any Participant who is otherwise entitled to a distribution of NBTY Stock under the Plan shall have the right (hereinafter referred to as “Put Option”) to require that his or her Employer or the Company repurchase any NBTY Stock under a fair valuation formula established by the independent appraiser appointed.  The Put Option shall only be exercisable during the sixty (60) day period immediately following the date of distribution and if the Put Option is not exercised within such sixty (60) days period, then it can be exercised for an additional period of sixty (60) days in the following Plan Year.  This Put Option shall be non-terminable within the meaning of U.S. Treasury Regulation § 54.4975-11(a)(ii).

The amount paid for NBTY Stock under the Put Option shall be paid in substantially equal period payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the exercise of the Put Option and not exceeding five (5) years.  There shall be adequate security provided and reasonable interest paid on any unpaid balance.

Section 8.2.  Payment of Small Account Balances.  Notwithstanding any provision of Section 8.1 to the contrary and subject to Section 8.3, if the aggregate value of a Participant’s Account at any time following his or her termination of employment does not exceed $1,000, then such amount shall be distributed in a lump sum payment to the Participant or his or her Beneficiary, as the case may be.  The distributions of such amounts shall be made at the time determined by the Administrator and the Recordkeeper.

Section 8.3.  Direct Rollover Option.  In the case of a distribution that is an “eligible rollover distribution”, a Participant, a Beneficiary who is a surviving spouse of a Participant, or a spouse or former spouse of a Participant who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, may elect that all or any portion of such distribution to which he or she is entitled shall be directly transferred from the Plan to (i) an individual retirement account or annuity described in section 408(a) or (b) of the Code, or (ii) if the terms of which permit the acceptance of eligible rollover distributions, to another retirement plan qualified under section 401(a) of the Code, to a qualified annuity plan described in section 403(a) of the Code, to an annuity contract described in section 403(b) of the Code or to an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to account separately for amounts transferred into such plan from the Plan.  For purposes of this Section 8.3, the term “eligible rollover distribution” shall mean any distribution to an Associate of all or any portion of the balance to the credit of the Associate in a qualified trust, except that such term shall not include (i) any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made (a) for the life (or life expectancy) of the Associate or the joint lives (or joint life expectancies) of the Associate and the Associate’s designated beneficiary, or (b) for a specified period of 10 years or more; (ii) any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and (iii) any distribution which is made upon hardship of the Associate.

Section 8.4.  Designation of Beneficiary.  (a)    In General.  Each Participant shall have the right to designate one or more persons (including a legal entity, such as a trust) (each, a “designated beneficiary”) (which may be designated contingently or successively) to receive any distribution to be made under this Article upon the death of the Participant or, in the case of a Participant who dies after his or her termination of employment but before the distribution of the entire amount to which he or she is entitled under the Plan, any undistributed balance to which he or she would have been entitled.  No designation of a designated beneficiary, other than a Participant’s spouse, shall be effective if the Participant was married through the one-year period ending on the date of his or her death unless the designation at the time it was made was consented to in writing (or by such other method permitted by the Internal Revenue Service) by the individual who was then the Participant’s spouse, acknowledging the effect of such consent and witnessed by a notary public or a Plan representative, or it is established to the satisfaction of the Administrator or Recordkeeper that such consent could not be obtained because such spouse could not be located or because of the existence of other circumstances as the Secretary of the Treasury may prescribe as excusing the requirement of such consent.  Subject to the immediately preceding sentence, a Participant may from time to time, without the consent of any designated beneficiary, change or cancel any such designation.  Such designation and each change thereof shall be made in the manner prescribed by the Administrator and shall be filed with the Administrator or Recordkeeper.  If (i) no person has been designated by a Participant as a designated beneficiary under this Plan or (ii) a designation is not effective for the reason described in the second sentence of this Section 8.4(a), then the Participant’s Beneficiary shall be (1) the deceased’s surviving spouse, if any, (2) if there is no surviving spouse, the person designated by the Participant to receive a benefit upon his or her death under the NBTY, Inc. 401(k) Savings Plan, or if no person is so designated under the NBTY, Inc. 401(k) Savings Plan, the person most-recently designated to receive a benefit upon his or her death under any predecessor plan as reflected in the records of an Employer or the Recordkeeper, (3) if there is no surviving spouse and no persons are so designated, then living descendants, if any, of the deceased, per stirpes, or (4) if there is no surviving spouse, if no persons are so designated and there are no living descendants, the executor or administrator of the estate of the deceased.

Unless otherwise set forth in the applicable beneficiary designation form or the instructions thereto, if a designated beneficiary predeceases the Participant, then any undistributed Account of the deceased shall be distributed by the Trustee in the order prescribed by the immediately preceding sentence.

(b)  Successor Beneficiaries.  A Beneficiary may, in the manner prescribed by the Administrator or Recordkeeper, designate a person (a “successor beneficiary”) to receive any undistributed balance upon the death of the Beneficiary to which such Beneficiary would have been entitle to receive.  Unless otherwise set forth in the applicable form pursuant to which a Participant designates a Beneficiary or the instructions thereto, if the Beneficiary dies after the Participant and before distribution of the entire amount of the benefit under the Plan in which the Beneficiary has an interest, then any remaining amount shall be distributed, as soon as practicable after the death of such Beneficiary, in the form of a lump sum payment to the successor beneficiary, or, if there is no such successor beneficiary, to the executor or administrator of the estate of such deceased Beneficiary.

Section 8.5.  Missing Persons.  If following the date on which a Participant’s Account may be distributed without the Participant’s consent pursuant to Section 8.1(c) or 8.2, the Administrator or Recordkeeper in the exercise of reasonable diligence has been unable to locate the person or persons entitled to the Participant’s Account (after sending a registered letter, return receipt requested, to the last know and address, and after utilizing certified mail, checking records of related employee benefit plans maintained by the Company, contacting such designated beneficiaries, and using a letter forwarding service (of the Internal Revenue Service or Social Security Administration) and any further effort deemed prudent by the Administrator or Recordkeeper to ascertain the whereabouts of such Participant or Beneficiary), then the

Participant’s Account may be forfeited; provided, however, that to the extent required by law the Plan shall reinstate and pay to such person or persons the amount so forfeited upon a claim for such amount made by such person or persons.  The amount to be so reinstated shall be obtained from the total amount that shall have been forfeited pursuant to this Section and Section 8.1(c) during the Plan Year in which the claim for such forfeited benefit is made, and shall not include any earnings or losses from the date of the forfeiture under this Section.  If the amount to be reinstated exceeds the amount of such forfeitures, an Employer shall make a contribution in an amount equal to such Employer’s pro-rata share of such excess.  An Employer’s pro rata share shall be determined by multiplying the amount of such forfeitures by a fraction, the numerator of which is equal to the number of Associates employed by such Employer who made a claim for such forfeited benefits and the denominator of which is the number of all Associates who made a claim for such forfeited benefits.  To the extent the forfeitures under this Section exceed any claims for forfeited benefits made pursuant to this Section, such excess shall be applied in accordance with Section 7.8.

Section 8.6.  Distributions to Minor and Disabled Distributees.  Any distribution that is payable to a distributee who is a minor or to a distributee who has been legally determined to be unable to manage his or her affairs by reason of illness or mental incompetency may be made to, or for the benefit of, any such distributee at such time consistent with the provisions of this Plan and in such of the following ways as the legal representative of such distributee shall direct:  (a) directly to any such minor distributee if, in the opinion of such legal representative, such minor is able to manage his or her affairs, (b) to such legal representative, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor distributee, or (d) as otherwise directed by such legal representative.  Neither the Administrator nor the Trustee shall be required to oversee the application by any third party other than the legal representative of a distributee of any distribution made to or for the benefit of such distributee pursuant to this Section.

ARTICLE 9

ESOP LOANS

The Administrator may direct the Trustee to incur a loan on behalf of the Trust in a manner and under conditions which will cause the loan to be an “exempt loan” within the meaning of section 4975(d)(2) of the Code and Treasury regulations promulgated thereunder.  A loan shall be used primarily for the benefit of Participants and their Beneficiaries.  The proceeds of such loan shall be used, within a reasonable time after the loan is obtained, only to purchase NBTY Stock, to repay the loan or to repay any prior loan.  Any such loan shall provide for a reasonable rate of interest, an ascertainable period of maturity and shall be without recourse against the Plan.  Any such loan shall be secured solely by shares of NBTY Stock acquired with the proceeds of the loan and shares of such stock that were used as collateral on a prior loan which was repaid with the proceeds of the current loan.  Such stock pledged as collateral shall be placed in an ESOP Suspense Account and released pursuant to the next paragraph as the loan is repaid.  NBTY Stock released from the ESOP Suspense Account shall be allocated in the manner described in Section 7.6.  No person entitled to payment under a loan made pursuant to this Section shall have recourse against any Trust fund assets other than the stock used as collateral for the loan, Company contributions of cash that are available to meet obligations under the loan and earnings attributable to such collateral and the investment of such contributions.  Contributions made under Article 4 with respect to any Plan Year during which the loan remains unpaid, and earnings on such contributions, shall be deemed available to meet obligations under the loan, unless otherwise provided by the Company at the time such contribution is made.

Any pledge of NBTY Stock as collateral under this Section shall provide for the release of shares so pledged upon the payment of any portion of the loan.  Shares so pledged shall be released in the proportion that the principal and interest paid on the loan for the Plan Year bears to the aggregate principal and interest paid for the current Plan Year and each Plan Year thereafter, as provided in U.S. Treasury Regulation § 54.4975-7(b)(8).

Payments of principal and interest on any loan under this Section shall be made by the Trustee at the direction of the Administrator solely from:  (i) contributions under Article 4 available to meet obligations under the loan, (ii) earnings form the investment of such contributions, (iii) earning attributable to stock pledged as collateral for the loan, (iv) the proceeds of a subsequent loan made to repay the loan, and (v) the proceeds of the sale of any stock pledged as collateral for the loan.  The contributions and earnings available to pay the loan must be accounted for separately by the Administrator until the loan is repaid.

Subject to the limitations of Section 5.1 on annual additions to a Participant’s Account, assets released from an ESOP Suspense Account by reason of payment made on a loan shall be allocated immediately upon such payment to the accounts of all Participants who then would be entitled to an allocation of contributions if such payment had been made on the last day of the Plan Year.

ARTICLE 10

SPECIAL PARTICIPATION AND DISTRIBUTION RULES

Section 10.1.  Reemployment.  (a)    Participation.  If an Associate whose employment with all Employers terminated before the Associate satisfied the service requirement set forth in Section 3.1 is reemployed by an Employer, the Associate’s prior service shall be disregarded.  If an individual who satisfied the service requirement set forth in Section 3.1 but who terminated employment before the January 1 or July 1 next following the moment at which such service requirement was satisfied is reemployed as an Associate before a 1-Year Break in Service has occurred, then such individual shall become a Participant pursuant to Section 3.1, as of the date he or she would otherwise have been eligible to participate in the Plan pursuant to Section 3.1, had he or she not terminated employment.  If an individual who was a Participant terminated employment with his or her Employer and is reemployed by an Employer, then the individual shall again become a Participant as of the January 1st or July 1st coincident with or next following his or her reemployment date.  If a Participant whose employment with the Employers is terminated is receiving installment payments pursuant to Section 8.1(e), such payments shall be suspended upon such Participant’s reemployment unless he or she has attained age 59½ on or before the date of such reemployment.

(b)  Restoration of Forfeitures.  If a Participant whose employment with the Employers is terminated is reemployed prior to incurring five consecutive 1-Year Breaks in Service, and, at or after his or her termination of employment, his or her Account was forfeited pursuant to Section 8.1(c), then an amount equal to the forfeited amount shall be credited to his or her Account as soon as administratively practicable after he or she is reemployed.  Any amount to be restored pursuant to this subsection shall be obtained from the total amounts that have been forfeited pursuant to Sections 8.1(c) and 8.5, as applicable, during the Plan Year in which such Participant is reemployed from the Accounts of Participants employed by the same Employer as the reemployed Participant, as the case may be.  If the aggregate amount to be so restored to the Accounts of Participants who are Associates of a particular Employer exceeds the amount of such applicable forfeitures, such Employer shall make a contribution in an amount equal to the excess.  Any such contribution shall be made regardless of whether the limitations set forth in Article 5 will be exceeded by such contribution.

(c)  Service.  In the case of a Participant who was vested when his or her employment with the Employers and Affiliates terminated, any service attributable to his or her prior period of employment shall be reinstated as of the date of his or her reparticipation. In the case of an Associate who was not a Participant during his or her prior period of employment or in the case of a Participant who was not vested when his or her prior period of employment terminated, any service attributable to his or her prior period of employment with the Employers and Affiliates shall not be cancelled unless one of the following is applicable:  (A) the number of his or her consecutive years of 1-Year Breaks in Service was less than the aggregate number of Years of Service earned before his or her first 1-Year Break in Service (determined without regard to whether participation in the Plan had commenced); (B) the Associate’s 1-Year Break(s) in Service commenced on or after May 1, 1986 and the number of his or her consecutive years of 1-Year Breaks in Service was less than five (5); (C) the Associate’s 1-Year Breaks in Services commenced on or after May 1, l986 due to a “maternity or paternity leave of absence” and the number of his or her consecutive years of 1-Year Breaks in Service was less than the aggregate number of years in his or her pre-break Service plus one year (considering Service determined without regard to whether participation in the Plan had commenced); or (D) the Associate’s 1-Year Breaks in Service commenced on or after May 1, l986 due to a “maternity or a paternity leave of absence” and the number of his or her consecutive years of 1-Year Breaks in Service was less than six (6).

Section 10.2.  Employment by Affiliates.  If an individual is employed by an Affiliate that is not an Employer, then any period of employment with such Affiliate shall be taken into account under the Plan solely for the purposes of (i) measuring such individual’s Hours of Service and Years of Service and (ii) determining when such individual has terminated his or her employment for purposes of the Plan, to the same extent it would have been had such period of employment been as an Associate.

Section 10.3.  Qualified Military Service.  Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with section 414(u) of the Code.

ARTICLE 11

ADMINISTRATION

Section 11.1.  The Administrator.  (a)    The Administrator shall be the “administrator” of the Plan within the meaning of such term as used in ERISA and shall be responsible for the administration of the Plan.

(b)  No individual employed by the Administrator who is a Participant shall take part in any action of the Administrator or any matter involving solely his or her rights under the Plan.

(c)  The Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in all respects, including, but not limited to, all questions of eligibility, the status and rights of Participants, distributees and other persons under the Plan, and the manner, time and amount of payment of any distribution under the Plan. All determinations and actions of the Administrator shall be conclusive and binding upon all affected parties, except that the Administrator may revoke or modify a determination or action that it determines to have been in error.  Benefits will be paid under the Plan only if the Administrator decides in its sole discretion that the applicant is entitled to the benefits.

(d)  The Administrator shall direct the Trustee to make payments of amounts to be distributed from the Trust under Article 8.

(e)  The Administrator may adopt such rules, regulations, and procedures as it deems necessary for the conduct of its affairs and the administration of the Plan, provided that any such rules, regulations, and procedures shall be consistent with the provisions of the Plan and ERISA, and such rules, regulations, and procedures shall be binding upon all Participants and Beneficiaries.

(f)  The Administrator shall discharge its duties as administrator with respect to the Plan (i) solely in the interest of the Participants and Beneficiaries, (ii) for the exclusive purpose of providing benefits to the Participants and Beneficiaries and of defraying reasonable expenses of administering the Plan and (iii) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.  The Employers hereby jointly and severally indemnifies and holds harmless the Trustee from the effects and consequences of its acts, omissions and conduct in its official capacity, except to the extent that such effects and consequences result from its own gross negligence, willful misconduct or criminal acts.

Section 11.2.  Named Fiduciary.  The Company shall be a “named fiduciary” of the Plan within the meaning of such term as used in ERISA solely with respect to its powers specifically set forth herein.

Section 11.3.  Allocation and Delegation of Responsibilities.  The Administrator, the Company, and any Employer may allocate their responsibilities and may delegate to any person, partnership, corporation or a committee to carry out any of their responsibilities with respect to the Plan.  Any such allocation or designation shall be in writing and shall be kept with the records of the Plan.

Section 11.4.  Professional and Other Services.  Each of the Administrator, the Company, and the Employers may employ counsel (who may be counsel for an Employer), specialists, advisers, and agents (including non-fiduciaries) to advise it and its agents or delegates and may arrange for clerical and other services as the Administrator, the Company or the Employer and its agents may require in carrying out its duties hereunder.  The Trustee may compensate such agents or advisers from the assets of the Plan as fiduciary expenses (but not including any business (settlor) expenses of an Employer) to the extent not paid by any Employer.

Section 11.5.  Claims Procedure.  Any Participant or distributee (or his or her duly authorized representative) who believes he or she is entitled to benefits in an amount greater than those which he or she has been notified he or she is entitled to receive, is receiving or has received may file a claim with the Administrator.  Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant.  No claim may be filed by any Participant or distributee more than two years after the person filing the claim knew, or had reason to know, of the circumstances giving rise to the claim.  The Administrator shall review the claim and, within 90 days after receipt of the claim, give written notice to the claimant of its decision with respect to the claim.  If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 90-day period and in no event shall such an extension exceed 90 days.  The notice of the decision of the Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan and the time limits applicable to such procedure (including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following the final denial of a claim).  Such notice shall also include (a) a statement that, as required by Section 13.3 of the Plan, no legal or equitable action may be commenced under Section 502 of ERISA later than one year after the claimant receives a final decision from the Administrator in response to the claimant’s request for review of the adverse benefit determination and (b) a statement that, as required by Section 13.9 of the Plan, any legal or equitable action brought under Section 502 of ERISA or any other action involving the Plan brought under any other state law shall be litigated in the Federal courts located in the Eastern District of New York and no other Federal or state court.

The claimant (or his or her duly authorized representative) may request a hearing of the denial by filing with the Administrator a written request for such hearing within 60 days after notice of the denial has been received by the claimant.  Within the same 60-day period, the claimant may submit to the Administrator written comments, documents, records and other information relating to the claim.  Upon request and free of charge, the claimant also may have reasonable access to, and copies of, documents, records and other information relevant to the claim.  If a request for review is so filed, then the Administrator shall then conduct a hearing within the same 60-day period, at which the claimant may be represented by an attorney or any other representative of such claimant’s choosing and expense and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of the claim.  At the hearing (or prior thereto upon five (5) business days’ written notice to the Administrator) the claimant or the claimant’s representative shall have an opportunity to review all documents in the possession of the Administrator which are pertinent to the claim at issue and its disallowance.  Either the claimant or the Administrator may cause a court reporter to attend the hearing and record the proceedings.  In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter.  The full expense of any such court reporter and such transcripts shall be borne by the party who requests or requested the court reporter to attend the hearing.  A final, written decision as to the allowance of the claim shall be made by the Administrator within sixty (60) days of receipt of the appeal request unless special circumstances require an extension of time provided that the delay and the special circumstances are communicated in writing to the claimant within the 60-day period.  If the appeal of the claim is wholly or partially denied, the notice of the Administrator’s final decision shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and a statement that the claimant is entitled, upon request and free of charge, to reasonable access to, and copies of, all relevant documents, records and information.  The notice shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his or her right to bring a civil action under section 502(a) of ERISA.  The claimant must file a civil action with respect to the denied claim not later than one hundred eighty (180) days following the date of the Administrator’s final determination.

In making determinations regarding claims for benefits, the Administrator shall consider all of the relevant facts and circumstances, including, without limitation, governing plan documents, consistent application of Plan provisions with respect to similarly situated claimants and any comments, documents, records and other information with respect to the claim submitted by the claimant (the “Claimant’s Submissions”).  The Claimant’s Submissions shall be considered by the Administrator without regard to whether the Claimant’s Submissions were submitted or considered by the Administrator in the initial benefit determination.

Section 11.6.  Notices to Participants, Etc.  All notices, reports and statements given, made, delivered or transmitted to a Participant or distributee or any other person entitled to or claiming benefits under the Plan shall be deemed to have been duly given, made, delivered or transmitted when provided via such written or other means as may be permitted by applicable regulations promulgated by the U.S. Treasury Department.  A Participant, distributee or other person may record any change of his or her address by written notice filed with his or her Employer.

Section 11.7.  Notices to Administrator or Employers.  Written directions and notices and other written or electronic communications from Participants, distributees or other persons entitled to or claiming benefits under the Plan to the Administrator or the Employers shall be deemed to have been duly given, made, delivered or transmitted when given, made, delivered or transmitted in the manner and to the location prescribed by the Administrator or the Employers for the giving of such directions, notices and other communications.

Section 11.8.  Records.  The Administrator shall keep a record of all of its proceedings with respect to the Plan and shall keep or cause to be kept all books of account, records and other data as may be necessary or advisable in its judgment for the administration of the Plan.

Section 11.9.  Reports of Trustee and Accounting to Participants.  The Administrator shall keep on file, in such form as it shall deem convenient and proper, all reports concerning the Trust Fund received by it from the Trustee, and, as soon as practicable after the close of each Plan Year, each Participant and Beneficiary shall be provided a written benefit statement indicating the balance credited to any Account for such individual as of the close of such Plan Year.  Any Participant or Beneficiary claiming that an error has been made with respect to such balance shall notify the Administrator in writing within ninety (90) days following the delivery of such benefit statement.  If no notice of error timely is provided, the benefit statement shall be presumed to be correct.

ARTICLE 12

PARTICIPATION BY EMPLOYERS

Section 12.1.  Adoption of Plan.  With the consent of the Company, any entity may become an Employer under the Plan by (a) taking such action as shall be necessary to adopt the Plan and (b) executing and delivering such instruments and taking such other action as may be necessary or desirable to put the Plan and Trust into effect with respect to such entity, as prescribed by the Administrator.  The powers and control of the Company, as provided in the Plan and the trust agreement, shall not be diminished by reason of participation of any such adopting entity in the Plan.

Section 12.2.  Withdrawal from Participation.  An Employer may withdraw from participation in the Plan at any time by filing with the Company a duly certified copy of a written instrument duly adopted by an Employer to that effect and giving notice of its intended withdrawal to the Company, the Employers and the Trustee prior to the effective date of withdrawal.

Section 12.3.  Company, Administrator and Recordkeeper as Agents for Employers.  Each entity which becomes an Employer pursuant to Section 12.1 or Section 12.4 by so doing shall be deemed to have appointed the Company, the Administrator and the Recordkeeper as its agents to exercise on its behalf all of the powers and authorities conferred upon the Company, the Administrator and the Recordkeeper by the terms of the Plan.  The authority of the Company, the Administrator and the Recordkeeper to act as such agent shall continue unless and until the portion of the Trust Fund held for the benefit of Associates of the particular Employer and their Beneficiaries is set aside in a separate Trust Fund as provided in Section 15.2.

Section 12.4.  Continuance by a Successor.  In the event that an Employer other than the Company is reorganized by way of merger, consolidation, transfer of assets or otherwise, so that another entity other than an Employer succeeds to all or substantially all of such Employer’s business, such successor entity may, with the consent of the Company, be substituted for such Employer under the Plan by adopting the Plan.  Contributions by such Employer automatically shall be suspended from the effective date of any such reorganization until the date upon which the substitution of such successor entity for an Employer under the Plan becomes effective.  If, within 90 days following the effective date of any such reorganization, such successor entity shall not have elected to adopt the Plan, the Company fails to consent to such adoption, or an Employer adopts a plan of complete liquidation other than in connection with a reorganization, the Plan automatically shall be terminated with respect to employees of such Employer as of the close of business on the 90th day following the effective date of such reorganization or as of the close of business on the date of adoption of such plan of complete liquidation, as the case may be, and the Administrator shall direct the Trustee to distribute the portion of the Trust Fund applicable to such Employer in the manner provided in Section 15.3.

If such successor entity is substituted for an Employer as described above, then, for all purposes of the Plan, employment of each Associate with such Employer, including service with and compensation paid by such Employer, shall be considered to be employment with such successor entity.

ARTICLE 13

MISCELLANEOUS

Section 13.1.  Expenses.  All costs and expenses of administering the Plan and the Trust, including the expenses of Employer and the Administrator, the fees of counsel and of any agents for an Employer, investment advisory and record keeping fees, the fees and expenses of the Trustee, the fees of counsel for the Trustee and other administrative expenses, shall be paid out of the Trust Fund unless paid by an Employer.  The Administrator, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense that is to be borne by each Employer.  An Employer may seek reimbursement of any expense paid by such Employer that the Administrator determines is properly payable from the Trust Fund.  Until paid, expenses shall constitute a liability of the Plan.

Section 13.2.  Legal Fees.  Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable.  In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Participant, Beneficiary or any other person, or (c) actions that are not brought under ERISA.  In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier.  In any action brought by a Participant, Beneficiary or any other person against the Plan, the Administrator, any Plan fiduciary, any Plan administrator, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

Section 13.3.  Statute of Limitations for Actions under the Plan.  Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under Section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Administrator in response to the claimant’s request for review of the adverse benefit determination (or, if later, one year after the effective date of this provision) and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action (or, if later, two years after the effective date of this provision).  This provision shall not bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

Section 13.4.  Non-Assignability.

(a)  In General.  No right or interest of any Participant or Beneficiary in the Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy, but excluding devolution by death or mental incompetency, and any attempt to do so shall be void, and no right or interest of any Participant or Beneficiary in the Plan shall be liable for, or subject to, any obligation or liability of such Participant or Beneficiary, including claims for alimony or the support of any spouse, except as provided below.

(b)  Exception for Qualified Domestic Relations Orders.  Notwithstanding any provision of the Plan to the contrary, if a Participant’s Account under the Plan, or any portion thereof, is the subject of one or more qualified domestic relations orders (as defined in section 414(p) of the Code), such Account or portion of either shall be paid to the individual, at the time and in the manner specified in any such order.  The Administrator shall adopt rules and procedures, in accordance with section 414(p) of the Code, relating to its (i) review of any domestic relations order for purposes of determining whether the order is a qualified domestic relations order and (ii) administration of a qualified domestic relations order.  A domestic relations order shall not fail to constitute a qualified domestic relations order solely because such order provides for distribution to an alternate payee of the benefit assigned to the alternate payee under the Plan prior to the applicable Participant’s earliest retirement age (as defined in section 414(p) of the Code) under the Plan.

(c)  Other Exception.  Notwithstanding any provision of the Plan to the contrary, if a Participant is ordered or required to pay an amount to the Plan pursuant to (i) a judgment in a criminal action, (ii) a civil judgment in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA or (iii) a settlement agreement between the Secretary of Labor and the Participant or the Pension Benefit Guaranty Corporation and the Participant in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA, the Participant’s Account may, to the extent permitted by law, be offset by such amount.

Section 13.5.  Employment Non-Contractual.  The Plan confers no right upon an Associate to continue in employment.

Section 13.6.  Merger or Consolidation with Another Plan.  A merger or consolidation with, or transfer of assets or liabilities to, any other plan shall not be effected unless the terms of such merger, consolidation or transfer are such that each Participant, distributee, Beneficiary or other person entitled to receive benefits from the Plan would, if the Plan were to terminate immediately after the merger, consolidation or transfer, receive a benefit equal to or greater than the benefit such person would be entitled to receive if the Plan were to terminate immediately before the merger, consolidation, or transfer.

Section 13.7.  Gender and Plurals.  Wherever used in the Plan, words in the masculine gender shall include the masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

Section 13.8.  Applicable Law.  The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of New York to the extent such laws have not been preempted by applicable Federal law.

Section 13.9.  Forum for Legal Actions under the Plan.  Any legal action involving the Plan that is brought by any Participant, any Beneficiary or any other person shall be litigated in the Federal courts located in the Eastern District of New York and no other Federal or state court.

Section 13.10.  Severability.  If any provision of the Plan is held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

Section 13.11.  No Guarantee.  None of the Company, the Employers, the Administrator or the Trustee in any way guarantees the Trust from loss or depreciation nor the payment of any benefit that may be or become due to any person from the Trust Fund.  Nothing in the Plan shall be deemed to give any Participant, distributee or Beneficiary an interest in any specific part of the Trust Fund or any other interest except the right to receive benefits from the Trust Fund in accordance with the provisions of the Plan and the trust agreement.

Section 13.12.  Plan Voluntary.  Although it is intended that the Plan shall be continued and that contributions shall be made as herein provided, the Plan is entirely voluntary on the part of the Employers and the continuance of the Plan and the contributions hereunder are not and shall not be regarded as contractual obligations of the Employers.

ARTICLE 14

TOP-HEAVY PLAN REQUIREMENTS

Section 14.1.  General Rule.  If the Plan is or becomes top-heavy in any Plan Year, the provisions of this Article 14 will supersede any conflicting provision in the Plan.

Section 14.2.  Definitions.

(a)  Key Employee. Key Employee shall mean any Associate or former Associate (or any Beneficiary of such Associate) who at any time during the Plan Year that includes the Determination Date was (i) an officer of an Employer having annual compensation greater than $145,000 (for 2007) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), (ii) a five percent (5%) owner of an Employer, or (iii) a one percent (1%) owner of an Employer having annual compensation of more than $150,000.

(b)  Top-Heavy Plan:  For any Plan Year, the Plan is top-heavy if any of the following conditions exist:

(i)            If, as of the Determination Date, the Top-Heavy Ratio for the Plan exceeds 60 percent and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group.

(ii)           If the Plan is a part of a Required Aggregation Group but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Required Aggregation Group exceeds 60 percent.

(iii)          If the Plan is a part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

(c)  Top-Heavy Ratio:  The aggregate of the account balances of Key Employees under the Plan compared to the aggregate of the account balances of all Associates who are Participants.  Effective January 1, 2002, the aggregate of the account balances of all Associates shall be increased by the distributions made with respect to the Associate under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the Determination Date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A) of the Code.  In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”  Effective January 1, 2002, the accrued benefits and accounts of any individual who has not performed services for an Employer during the 1-year period ending on the Determination Date shall not be taken into account.

(d)  Permissive Aggregation Group:  The Required Aggregation Group, plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

(e)  Required Aggregation Group:  (i) Each qualified plan of the Employer in which at least one (1) Key Employee participates and (ii) any other qualified plan of the Employer that enables a plan described in Section 14.2(d) to meet the requirements of section 401(a)(4) or 410 of the Code.

(f)  Determination Date:  For any Plan Year after the first Plan Year, the last day of the preceding Plan Year.  For the first Plan Year of the Plan, the last day of such Plan Year.

(g)  Compensation:  Compensation shall have the meaning set forth in U.S. Treasury Regulation § 1.415-2(d).

Section 14.3.  Minimum Allocation.  The sum of contributions and forfeitures (as referred to in U.S. Treasury Regulation § 1.416-1, M-10) allocated under Section 7.8 on behalf of any Participant who is not a Key Employee shall not be less than three percent (3%) of such Participant’s compensation.  The minimum allocation (to be known as the “Employer Top-Heavy Contribution”) is determined without regard to any Social Security contribution.  The Employer Top-Heavy Contribution shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant’s failure to complete 1,000 Hours of Service or (ii) the Participant’s compensation for such year is less than a stated amount.

The provisions of this Section shall not apply to any Participant who was not employed by an Employer on the last day of the Plan Year.

Section 14.4.  Minimum Vesting for Top-Heavy Years.  Any portion of an Account that a Participant is not entitled to receive pursuant to this Section shall be charged to the relevant account and forfeited as of the earlier of (i) the date the Participant receives a distribution of his or her vested account and (ii) the date the Participant incurs five consecutive 1-Year Breaks in Service.

ARTICLE 15

AMENDMENT, ESTABLISHMENT OF
SEPARATE PLAN, AND PLAN TERMINATION

Section 15.1.  Amendment.  The Committee may, at any time and from time to time, amend or modify the Plan.  Any such amendment or modification shall become effective as of such date provided therein upon its execution, including retroactively to the extent permitted by law, and may apply to Participants in the Plan at the time thereof as well as to future Participants.

Section 15.2.  Establishment of Separate Plan.  If an Employer terminates its participation in the Plan pursuant to Section 15.3, then the Administrator shall determine the portion of each of the funds of the Trust Fund that is applicable to the Participants employed by such Employer and their Beneficiaries and direct the Trustee to segregate such portion in a separate trust.  Such separate trust thereafter shall be held and administered as a part of the separate plan of such Employer.

Section 15.3.  Termination.  The Company at any time may terminate the Plan or any portion of the Plan by delivery to the Administrator of written notice of such termination.  An Employer at any time may terminate its participation in the Plan by resolution of its board of directors.  In the event of any such termination, or in the event of the partial termination of the Plan with respect to a group of Participants (or any combination thereof), the Accounts of the group with respect to whom the Plan is terminated shall become fully vested and thereafter shall not be subject to forfeiture.  Unallocated amounts, including Forfeitures, shall be allocated to the applicable Accounts.  The Administrator shall direct the Trustee to distribute the vested Accounts to such group.

A complete discontinuance of contributions by an Employer to the Plan shall be deemed a termination of such Employer’s participation in the Plan for purposes of this Section 15.3.

IN WITNESS WHEREOF, the NBTY, Inc. Compensation and Stock Option Committee has caused this amendment to be adopted the Company this 1st day of August, 2007.

By:	/s/ Peter White

Peter White

By:	/s/ Glenn Cohen

Glenn Cohen

By:	/s/ Neil Koenig

Neil Koenig